Exhibit 5.1

Squire Patton Boggs (US) LLP 221 E. Fourth St., Suite 2900 Cincinnati, Ohio 45202 O +1 513 361 1200 F +1 513 361 1201 squirepattonboggs.com

January 24, 2017

U.S. Bancorp

800 Nicollet Mall

Minneapolis, Minnesota 55402

Re:	$1,250,000,000 2.625% Medium-Term Notes, Series V (Senior), due January 24, 2022 (the “Fixed Rate Notes”) and $250,000,000 Floating Rate Medium-Term Notes, Series V (Senior), due January 24, 2022 (the “Floating Rate Notes,” and collectively with the Fixed Rate Notes, the “Notes”)

Ladies and Gentlemen:

We have acted as counsel to U.S. Bancorp, a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (File No. 333-195373) (the “Registration Statement”) filed on April 18, 2014 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, and (ii) the issuance and sale of the Notes pursuant to a Syndicated Terms Agreement dated January 19, 2017 (the “Terms Agreement”), among the Company, on the one hand, and U.S. Bancorp Investments, Inc., on behalf of itself and the other purchasing agents named therein, which Terms Agreement is delivered pursuant to the Distribution Agreement dated as of April 18, 2014 (the “Distribution Agreement”), among the Company and the agents listed on Schedule A thereto. The Notes are being issued pursuant to a pricing supplement dated January 19, 2017 relating to the Fixed Rate Notes (the “Fixed Rate Notes Pricing Supplement”) and a pricing supplement dated January 19, 2017 relating to the Floating Rate Notes (the “Floating Rate Notes Pricing Supplement,” and collectively with the Fixed Rate Notes Pricing Supplement, the “Pricing Supplements”), each filed with the Commission on January 20, 2017, and in accordance with the Officers’ Certificate and Company Order dated April 18, 2014 (the “Company Order”), the Indenture dated as of October 1, 1991 (as amended from time to time thereafter, the “Indenture”), between the Company and Citibank, N.A., as trustee, and the resolutions adopted by the Company’s Board of Directors on April 15, 2014 (the “Resolutions”). A copy of the Company Order was filed with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on April 18, 2014.

We have examined such documents, including the Registration Statement, the Terms Agreement, the Distribution Agreement, the Pricing Supplements, the Company Order, the Indenture, duplicates of the global notes representing the Notes and the Resolutions, and have reviewed such other documents and agreements and questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as

U.S. Bancorp January 24, 2017 Page 2	Squire Patton Boggs (US) LLP

originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Notes have been duly and validly authorized by the Company and constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms.

The opinion set forth above regarding the enforceability of the Notes is subject to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, and (iv) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.

Our opinion expressed above is limited to the laws of the State of New York, the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America, and we are expressing no opinion as to the effect of any other laws. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission on January 24, 2017 and thereby incorporated by reference into the Registration Statement, and to the reference to our firm contained therein.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP